Exhibit 99.1

Brooke Corporation Announces First Quarter Results

OVERLAND PARK, Kan., April 26 /PRNewswire-FirstCall/ -- Brooke Corporation (Nasdaq: BXXX) today reported its first quarter 2006 financial results.

Net income for the three months ended March 31, 2006, totaled $3,532,000 or 27 cents per diluted share, on revenues of $41,186,000, as compared to net earnings of $3,449,000, or 34 cents per diluted share, on revenues of $35,648,000 for the same period in the prior year. For this three-month period, total net income increased 2 percent and total revenues increased 16 percent. Total net income increased during the first quarter; however, net income per share decreased primarily as a result of dilution associated with the company’s secondary offering of 2,875,000 additional shares in the third quarter of 2005.

          Separate discussions of subsidiary revenues and selected data follow.

Brooke Franchise

Brooke Franchise Corporation had first quarter revenues of $35,286,000, as compared to 2005 first quarter revenues of $28,441,000. The total number of franchise locations increased to over 580 at March 31, 2006, from approximately 400 at March 31, 2005. Brooke Franchise Corporation added 49 new locations in the first quarter of 2006. During the first quarter of 2005, Brooke Franchise Corporation added a total of 38 locations.

Brooke Credit

Brooke Credit had first quarter revenues of $4,000,000, as compared to first quarter revenues in 2005 of $5,104,000. Revenues decreased because, unlike the first quarter of 2005, the company did not record any gains from a loan securitization during the first quarter of 2006. At March 31, 2006, loan portfolio balances for Brooke Credit Corporation totaled approximately $317,631,000. This represented an increase of 58 percent from the March 31, 2005 balance of $200,923,000.

Brooke Brokerage

Brooke Brokerage Corporation had first quarter revenues of $2,727,000, as compared to first quarter 2005 revenues of $2,346,000.

Earnings Conference Call

Brooke Corporation will host a conference call for analysts and investors at 4 p.m. CDT (5 p.m. EDT) today. Chairman and Chief Executive Officer, Robert Orr, along with President and Chief Operating Officer, Anita Larson, and Chief Financial Officer, Leland Orr will discuss the quarter end results and address analyst and investor questions. The public and media are invited to listen to the call, which will be broadcast live via the Internet. The call is being webcast by Thomson/CCBN and can be accessed at Brooke Corporation’s Web site, http://www.brookecorp.com . A replay of the call will be available on the Web site for the next 12 months.

About Our Company

Brooke Corporation is listed on the Nasdaq National Market under the symbol “BXXX”. Brooke Corporation is a holding company with three operating subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of more than 580 franchise locations. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies and other businesses that sell insurance or financial services, including Brooke franchisees. Brooke Brokerage Corporation is a subsidiary that brokers hard-to-place insurance and brokers loans for general insurance agencies specializing in hard-to-place insurance sales. For more information, visit http://www.brookecorp.com .

Email Distribution ... If you would like to receive electronic press release information, please visit the “Investor Relations” section of Brooke Corporation’s Web site at http://www.brookecorp.com and subscribe to our “Email Alerts” on-line.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
          -0-                                        04/26/2006
          /CONTACT:  Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
          /Web site:  http://www.brookecorp.com /